EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-107295 and 333-107296) and on Form S-8 (No. 333-60124, 333-60328, 333-74754, 333-74790, 333-86608, 333-86610, 333-86612, 333-98273, 333-101471, 333-101473, 333-106097, and 333-106098) of Reliant Energy, Inc. of our:

Reports dated February 26, 2007, with respect to (i) the consolidated balance sheet of Reliant Energy, Inc. as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, and the related financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and (iii) the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Reliant Energy, Inc.  Our report with respect to the 2006 consolidated financial statements refers to our audit of the adjustments to the financial information in note 16 to the 2005 and 2004 consolidated financial statements to retrospectively reflect the change in subsidiary guarantors of Reliant Energy Inc.’s senior secured notes, as more fully described in that note.  However, we were not engaged to audit, review, or apply any procedures to the 2005 and 2004 consolidated financial statements other than with respect to such adjustments.  Our report with respect to the 2006 consolidated financial statements also refers to changes in accounting for share-based payment transactions and defined benefit pension and other postretirement plans.

Report dated February 26, 2007, with respect to the consolidated balance sheet of RERH Holdings, LLC and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, members’ equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2006 annual report on Form 10-K of Reliant Energy, Inc.

Report dated February 26, 2007, with respect to the consolidated balance sheet of Reliant Energy Mid-Atlantic Power Holdings, LLC and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, members’ equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 31, 2006 annual report on Form 10-K of Reliant Energy, Inc.  Our report with respect to the 2006 consolidated financial statements refers to a change in accounting for defined benefit pension and other post retirement plans.

Report dated February 26, 2007, with respect to the consolidated balance sheet of Orion Power Holdings, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 31, 2006 annual report on Form 10-K of Reliant Energy, Inc.  Our report with respect to the 2006 consolidated financial statements refers to a change in accounting for defined benefit pension and other post retirement plans.

KPMG LLP

Houston, Texas

February 26, 2007